Exhibit 27(d)(xi)

Inflation Fighter Rider Level Premium

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

(A STOCK COMPANY)

Home Office: Purchase, New York

Administrative Office: Clearwater, Florida

INFLATION FIGHTER RIDER LEVEL PREMIUM

IN THIS RIDER, the Primary Insured is named on page 3 of the Policy. Transamerica Financial Life Insurance Company will be referred to as We, Our or Us.

DEFINITIONS

Percentage Increase	The Percentage Increase shown on the Policy Schedule pages is the annual rate at which the Policy’s Specified Amount is increased under this Rider.

RIDER BENEFITS

Death Benefit	While this Rider is In Force, and subject to its conditions and restrictions, this Rider provides automatic annual increases to the Specified Amount, starting on the first Policy Anniversary and continuing each Anniversary until the 20th Anniversary, without an additional application or evidence of insurability.

The annual increase to the Specified Amount of the Policy at an Anniversary will be equal to:

	a.	the Policy’s Specified Amount at issue, increased up to the preceding Anniversary by annual increases at the Percentage Increase Rate, times

	b.	the Percentage Increase Rate listed on the Policy Schedule pages.

Notice of Increase	We will send a Notice of Increase to the Owner, on or prior to the Anniversary, for each scheduled increase to advise of the increase for that policy year. If, at that time, the increase is not desired, the increase may be declined by the Owner. A Declination Request form will be included with the notice. If this request is completed and returned to Us within 45 days of the date of the notice, the increase and all future increases under this Rider will be forfeited.

POLICY CHARGES DUE TO INCREASES IN SPECIFIED AMOUNT

Cost of Insurance	The Cost of Insurance for each increase in Specified Amount generated by this Rider will increase the policy charges as described in the Monthly Cost of Insurance section of the Policy Value Provisions of the Policy.

Monthly Per Unit Charge	The Monthly Per Unit Charge for each increase in Specified Amount generated by this Rider will increase the policy charges as described in the Monthly Per Unit Charge section of the Policy Value Provisions of the Policy.

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Surrender Charge	The Surrender Charge for each increase in the Specified Amount generated by this Rider will increase the Policy’s Surrender Charges as described in the Surrender Charge section of the Policy Value Provisions of the Policy.

Minimum Monthly Guarantee Premium	The Minimum Monthly Guarantee Premium will not increase with each increase in Specified Amount produced by this Rider.

GENERAL PROVISIONS

Consideration	This Rider is issued in consideration of:

	1.	the application for this Rider; and

	2.	the payment of the Initial Premium.

Incontestability and Suicide	This Rider is subject to the Incontestability and Suicide provisions of the Policy, and, as such, all increases in the Specified Amount of the Policy shall be incontestable after the
Rider has been In Force for two years from the Policy Date.

Termination	This Rider will terminate, and all future increases provided by the terms of this Rider will be forfeited, upon the occurrence of one of the following events, whichever occurs first:

	1.	the processing date of a requested decrease in the Specified Amount of the Policy;

	2.	the date an automatic increase, under the terms of this Rider, is declined by the Owner;

	3.	the day following the 20th Anniversary of the Policy;

	4.	a cash withdrawal from the Policy;

	5.	any change in the Death Benefit Option;

	6.	the date the Primary Insured dies;

	7.	the date the Policy terminates for any reason other than the death of the Primary Insured;

	8.	the date We receive a written request to terminate the Policy or this Rider or

	9.	the effective date of the Extended Term Insurance Benefit, if elected.

If this Rider terminates and the Policy is still In Force, all prior increases in Specified
Amount provided by this Rider will remain in effect unless decreased in accordance with the Changes section of the Death Benefit Provisions of the Policy or reduced by a cash withdrawal.

General	This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.

Effective Date	This Rider becomes effective on the same date as the Policy.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Vice President

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